EXHIBIT 10.3
EIGHTH AMENDMENT TO THE
COMMUNITY HEALTH SYSTEMS, INC. 401(K) PLAN
     WHEREAS, CHS/Community Health Systems, Inc. (the “Company”) has previously established and currently maintains the Community Health Systems, Inc. 401(k) Plan (the “Plan”); and
     WHEREAS, the Company has retained the right to amend the Plan in Section 8.1 of the Plan; and
     WHEREAS, the Company desires to amend the Plan (1) as necessary for final regulations of the Secretary of Treasury under Section 415 of the Internal Revenue Code, (2) with respect to certain provisions regarding Participant loans and hardship withdrawals, and (3) with respect to certain provisions regarding the effective date of deferral elections, effective as of January 1, 2008.
     NOW, THEREFORE, the Plan is hereby amended in the following respects:
     1. Effective as of January 1, 2008, Section 1.10 of the Plan, “Compensation,” is amended to add the following:
     Notwithstanding any provision of the Plan to the contrary, a Participant may not make elective deferrals with respect to amounts that are not compensation as defined in Code Section 415(c)(3), provided, however, that for this purpose compensation is not limited to the annual compensation limit of Code Section 401(a)(17).
     2. Effective as of January 1, 2008, Section 1.28 of the Plan, “415 Compensation,” is amended to add the following:
     Notwithstanding any provision of the Plan to the contrary, effective for Plan Years beginning on or after January 1, 2008, 415 Compensation shall be adjusted, as set forth herein, for the following types of compensation paid after a Participant’s severance from employment with the Employer. However, amounts described in subsections (a) and (b) below may only be included in 415 Compensation to the extent such amounts are paid by the later of 2 1/2 months after severance from employment or by the end of the Plan Year that includes the date of such severance from employment. Any other payment of compensation paid after severance of employment that is not described in the following types of compensation is not considered 415 Compensation within the meaning of Code Section 415(c)(3), even if payment is made within the time period specified above.
     (a) 415 Compensation shall include regular pay after severance of employment if:
     (1) The payment is regular compensation for services during the Participant’s regular working hours, or compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments; and
     (2) The payment would have been paid to the Participant prior to a severance from employment if the Participant had continued in employment with the Employer.
     (b) Leave cashouts shall be included in 415 Compensation if those amounts would have been included in the definition of 415 Compensation if they were paid prior to the Participant’s severance from employment, and the amounts are payment for unused accrued bona fide sick, vacation, or other leave, but only if the Participant would have been able to use the leave if employment had continued. In addition, deferred compensation shall be included in 415 Compensation if the compensation would have been included in the definition of 415 Compensation if it had been paid prior to the Participant’s severance from employment, and the compensation is received pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid at the same time if the Participant had continued in employment with the Employer and only to the extent that the payment is includible in the Participant’s gross income.
     (c) 415 Compensation does not include payments to an individual who does not currently perform services for the Employer by reason of qualified military service (as that term is used in Code Section 414(u)(l)) to the extent those payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service.
     (d) 415 Compensation does not include compensation paid to a Participant who is permanently and totally disabled (as defined in Code Section 22(e)(3)).
     415 Compensation for a Plan Year shall not include amounts earned but not paid during the Plan Year solely because of the timing of pay periods and pay dates.
     3. Effective as of February 15, 2008, Subsection (a) of Section 3.2 of the Plan, “Effective Date of Participation,” is deleted in its entirety and replaced with the following:
     (a) An Eligible Employee shall become a Participant effective as of the first day of the pay period following the date such Employee met the eligibility requirements of Section 3.1, or if later, as soon as administratively feasible, provided said Employee has completed an enrollment form and was still employed as of such date (or if not employed on such date, as of the date of rehire if a 1-Year Break in Service has not occurred or, if later, the date that the Employee would have otherwise entered the Plan had the Employee not terminated employment).
     4. Effective as of January 1, 2008, Subsection (d) of Section 4.9 of the Plan, “Maximum Annual Additions,” is amended to add the following:
     The limitation year may only be changed by a Plan amendment. Furthermore, if the Plan is terminated effective as of a date other than the last day of the Plan’s limitation year, then the Plan is treated as if the Plan had been amended to change its limitation year.
     5. Effective as of January 1, 2008, a new subsection (k) is added to Section 4.9 of the Plan, “Maximum Annual Additions,” to provide as follows:
     (k) Annual additions for purposes of Code Section 415 shall not include restorative payments. A restorative payment is a payment made to restore losses to the Plan resulting from actions by a fiduciary for which there is reasonable risk of liability for breach of a fiduciary duty under ERISA or under other applicable federal or state law, where Participants who are similarly situated are treated similarly with respect to the payments. Generally, payments are restorative payments only if the payments are made in order to restore some or all of the Plan’s losses due to an action (or a failure to act) that creates a reasonable risk of liability for such a breach of fiduciary duty (other than a breach of fiduciary duty arising from failure to remit contributions to the Plan). This includes payments to a plan made pursuant to a Department of Labor order, the Department of Labor’s Voluntary Fiduciary Correction Program, or a court-approved settlement, to restore losses to a qualified defined contribution plan on account of the breach of fiduciary duty (other than a breach of fiduciary duty arising from failure to remit contributions to the Plan). Payments made to the Plan to make up for losses due merely to market fluctuations and other payments that are not made on account of a reasonable risk of liability for breach of a fiduciary duty under ERISA are not restorative payments and generally constitute contributions that are considered annual additions.
     Annual additions for purposes of Code Section 415 shall not include: (1) the direct transfer of a benefit or employee contributions from a qualified plan to this Plan; (2) rollover contributions (as described in Code Sections 401(a)(31), 402(c)(1), 403(a)(4), 403(b)(8), 408(d)(3), and 457(e)(16)); (3) repayments of loans made to a Participant from the Plan; and (4) repayments of amounts described in Code Section 411(a)(7)(B) (in accordance with Code Section 411(a)(7)(C)) and Code Section 411(a)(3)(D) or repayment of contributions to a governmental plan (as defined in Code Section 414(d)) as described in Code Section 415(k)(3), as well as Employer restorations of benefits that are required pursuant to such repayments.
     6. Effective as of January 1, 2008, a new subsection (1) is added to Section 4.9 of the Plan, “Maximum Annual Additions,” to provide as follows:

     (l) For purposes of applying the limitations of Code Section 415, all defined contribution plans (without regard to whether a plan has been terminated) ever maintained by the Employer (or a “predecessor employer”) under which the Participant receives annual additions are treated as one defined contribution plan. The “Employer” means the Employer that adopts this Plan and all members of a controlled group or an affiliated service group that includes the Employer (within the meaning of Code Section 414(b), (c), (m) or (o)), except that for purposes of this Section, the determination shall be made by applying Code Section 415(h), and shall take into account tax-exempt organizations under Regulation Section 1.414(c)-5, as modified by Regulation Section 1.415(a)-1(f)(1). For purposes of this Section:
     (1) A former Employer is a “predecessor employer” with respect to a Participant in a plan maintained by an Employer if the Employer maintains a plan under which the Participant had accrued a benefit while performing services for the former Employer, but only if that benefit is provided under the plan maintained by the Employer. For this purpose, the formerly affiliated plan rules in Regulation Section 1.415(f)-1(b)(2) apply as if the Employer and predecessor Employer constituted a single employer under the rules described in Regulation Section 1.415(a)-1(f)(1) and (2) immediately prior to the cessation of affiliation (and as if they constituted two, unrelated employers under the rules described in Regulation Section 1.415(a)-1(f)(1) and (2) immediately after the cessation of affiliation) and cessation of affiliation was the event that gives rise to the predecessor employer relationship, such as a transfer of benefits or plan sponsorship.
     (2) With respect to an Employer of a Participant, a former entity that antedates the Employer is a “predecessor employer” with respect to the Participant if, under the facts and circumstances, the employer constitutes a continuation of all or a portion of the trade or business of the former entity.
     For purposes of aggregating plans for Code Section 415, a “formerly affiliated plan” of an employer is taken into account for purposes of applying the Code Section 415 limitations to the employer, but the formerly affiliated plan is treated as if it had terminated immediately prior to the “cessation of affiliation.” For purposes of this paragraph, a “formerly affiliated plan” of an employer is a plan that, immediately prior to the cessation of affiliation, was actually maintained by one or more of the entities that constitute the employer (as determined under the employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2)), and immediately after the cessation of affiliation, is not actually maintained by any of the entities that constitute the employer (as determined under the employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2)). For purposes of this paragraph, a “cessation of affiliation” means the event that causes an entity to no longer be aggregated with one or more other entities as a single employer under the employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2) (such as the sale of a subsidiary outside a controlled group), or that causes a plan to not actually be maintained by any of the entities that constitute the employer under the employer affiliation rules of Regulation Section 1.415(a)- 1(f)(1) and (2) (such as a transfer of plan sponsorship outside of a controlled group).
     Two or more defined contribution plans that are not required to be aggregated pursuant to Code Section 415(f) and the Regulations thereunder as of the first day of a limitation year do not fail to satisfy the requirements of Code Section 415 with respect to a Participant for the limitation year merely because they are aggregated later in that limitation year, provided that no annual additions are credited to the Participant’s account after the date on which the plans are required to be aggregated.
     7. Effective as of January 1, 2008, a new subsection (d) is added to Section 4.10 of the Plan, “Adjustment for Excessive Annual Additions,” to provide as follows:
     Notwithstanding any provision of the Plan to the contrary, if the maximum annual additions (within the meaning of Code Section 415) are exceeded for any Participant, then the Plan shall correct such excess only in accordance with the Employee Plans Compliance Resolution System (EPCRS) as set forth in Revenue Procedure 2006-27 or any superseding guidance, including, but not limited to, the preamble of the final Code Section 415 regulations.
     8. Effective as of January 1, 2008, a new subsection (f) is added to Section 6.11 of the Plan, “Distribution for Hardship,” to provide as follows:
     (f) Effective January 1, 2008, with respect to this Section 6.11, any reference to a Participant shall also include a Participant or former Participant who is an employee of an Affiliated Employer.
     9. Effective as of January 1, 2008, Section 6.13 of the Plan, “Loans to Participants,” is deleted in its entirety and replaced with the following:
     6.13 LOANS TO PARTICIPANTS
     Loans may be made to Participants and former Participants who are employed by an Affiliated Employer pursuant to written uniform and nondiscriminatory procedures established by the Administrator. Notwithstanding the preceding, no loans shall be made to Reporting Persons on or after May 12, 2003.
     10. Except as otherwise provided in this Eighth Amendment, the Plan shall remain in full force and effect.

     SIGNED this 28th day of March, 2008, effective as of the date set forth herein.

CHS/COMMUNITY HEALTH SYSTEMS, INC.
By:	/s/ Linda Parsons
Title: Vice President